Exhibit 5.1
SIMPSON THACHER & BARTLETT LLP
425 LEXINGTON AVENUE
NEW YORK, N.Y. 10017-3954
(212) 455-2000

FACSIMILE (212) 455-2502
May 1, 2009

ITT Corporation 1133 Westchester Avenue White Plains, New York 10604
Ladies and Gentlemen:
     We have acted as counsel to ITT Corporation, an Indiana corporation (the “Company”), in connection with the issuance of $500 million aggregate principal amount of 4.900% Senior Notes due 2014 (the “2014 Notes”) and $500 million aggregate principal amount of 6.125% Senior Notes due 2019 (the “2019 Notes” and, together with the 2014 Notes, the “Notes”) issued by the Company, pursuant to the Underwriting Agreement dated April 28, 2009 between the Company and the underwriters named on Schedule 1 thereto, which incorporates by reference the ITT Corporation Debt Securities Underwriting Agreement Standard Provisions (the “Underwriting Agreement”).
     We have examined the Registration Statement on Form S-3 (File No. 333-158833) (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”); the Company’s prospectus dated April 28, 2009 (the “Base Prospectus”), as supplemented by the final prospectus supplement dated April 28, 2009 (together with the Base

Prospectus, the “Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Securities and Exchange Commission (the “Commission”) under the Securities Act; the Indenture dated as of May 1, 2009 (the “Indenture”) between the Company and Union Bank, N.A., as trustee (the “Trustee”), relating to the Notes; the global notes representing the Notes; and the Underwriting Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that: (1) each of the Underwriting Agreement, the Indenture and the Notes has been duly authorized, executed and delivered in accordance with the law of the State of Indiana, (2) the Company is validly existing and in good standing under the law of the State of Indiana, (3) the execution, delivery and performance by the Company of each of the Underwriting Agreement, the Indenture and the Notes do not violate the law of the State of Indiana or any other applicable laws (excepting the law of the State of New York and the federal law of the United States) and will not constitute a breach or violation of any agreement or instrument which is binding upon the Company or the Company’s Restated Certificate of

Incorporation and Amended By-laws, and (4) at the time of execution, authentication, issuance and delivery of the Notes, the Indenture is the valid and legally binding obligation of the Trustee.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that assuming due authentication of the Notes by the Trustee, upon payment and delivery in accordance with the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.
     Our opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.
     We do not express any opinion herein concerning any law other than the law of the State of New York.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus.
Very truly yours,
/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP